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                                                                    EXHIBIT 10.1

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of October 28, 1998, by and between WORLD ACCESS, INC., a Delaware corporation ("Assignor"), and WAXS INC., a Delaware corporation ("Assignee").

      WHEREAS, Assignor, Assignee, WAXS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Assignee ("WAXS Merger Sub"), and certain other parties have entered into an Agreement and Plan of Merger and Reorganization dated February 24, 1998, as amended (as so amended, the "Merger Agreement"), which provides for, among other things, the merger of WAXS Merger Sub with and into Assignor; and

      WHEREAS, pursuant to the Merger Agreement, Assignor desires to assign to Assignee all of its rights, duties and obligations under certain documents, agreements and contracts which are set forth in Schedule A attached hereto (such rights, duties and obligations being the "Assigned Rights"), and Assignee desires to accept said assignment and to assume Assignor's obligations under the Assigned Rights;

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed:

      1. ASSIGNMENT. Assignor hereby assigns to Assignee all of its rights under the Assigned Rights as of the close of business on the date hereof. Assignor represents and warrants that each document, agreement and contract evidencing an Assigned Right is valid and in full force and effect and constitutes the legal, valid and binding obligation of Assignor and is enforceable against the other party or parties thereto; there are no existing defaults thereunder and, to the knowledge of Assignor, no event, act or omission has occurred that (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default thereunder.

      2. ACCEPTANCE AND ASSUMPTION. Assignee hereby accepts the foregoing assignment and assumes all of Assignor's obligations under the Assigned Rights and agrees to perform all covenants, stipulations, agreements and obligations of Assignor under the Assigned Rights accruing after the date hereof, or otherwise attributable to the period commencing on the date hereof, as if Assignee were an original party to each document, agreement, and contract evidencing an assigned right, and Assignor is responsible for the period prior to the date hereof.

      3. MODIFICATION OF ASSIGNED RIGHTS. Assignor agrees that Assignee may change, modify or amend any document, agreement or contract evidencing any Assigned Rights in any way, and that further assignments may be made, without notice to or consent of Assignor and without in any manner releasing or relieving Assignor from liability under any Assigned Rights

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as originally executed by the parties thereto, and Assignor shall remain liable under all the terms, covenants and conditions of any document, agreement or contract evidencing any Assigned Rights as originally executed to the end of the term thereof.

      4. EXPENSES. All taxes and other governmental charges and fees, including, without limitation, any and all transfer taxes, stamp taxes, sales taxes and recording fees, relating to the transaction evidenced by this Assignment and Assumption Agreement shall be paid by Assignee.

      5. AGREEMENT BINDING; ADDITIONAL ACTIONS. This Assignment and Assumption Agreement shall be binding upon the successors and assigns of the parties hereto. The parties shall execute and deliver such further and additional instruments, agreements and documents as may be necessary to evidence or carry out the provisions of this Assignment and Assumption Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized officers as of the day and year first written above.


                                    WORLD ACCESS, INC., Assignor


                                      /s/ Mark A. Gergel
                                    ---------------------------------
                                    By:  Mark A. Gergel
                                    Its: Executive Vice President


                                    WAXS INC., Assignee


                                      /s/ Hensley E. West
                                    ---------------------------------
                                    By:  Hensley E. West
                                    Its: President


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               SCHEDULE A TO ASSIGNMENT AND ASSUMPTION AGREEMENT

World Access, Inc. 1991 Stock Option Plan, as amended by Amendment Nos. 1 through 6.

World Access, Inc. Outside Directors' Warrant Plan.

World Access, Inc. Directors' Warrant and Incentive Plan.

Restor Industries, Inc. Profit Sharing and Retirement Savings Plan.

Merger Agreement dated April 22, 1996, by and between World Access, Inc., Restor- Comtech, Inc., Michael Joe, Michael Ramlogan, Dan Lubarsky and Comtech-Sunrise, Inc.

Escrow Agreement dated June 18, 1996, by and between World Access, Inc., Restor- Comtech, Inc., Cauthen & Feldman, P.A. and the former shareholders of Comtech-Sunrise, Inc.

Severance Protection Agreement dated November 1, 1997, by and between World Access, Inc. and Stephen A. Odom.

Severance Protection Agreement dated November 1, 1997, by and between World Access, Inc. and Mark A. Gergel.

Severance Protection Agreement dated November 1, 1997, by and between World Access, Inc. and Hensley E. West.

Agreement and Plan of Merger between and among World Access, Inc., CIS Acquisition Corp., Thomas R. Canham, Brian A. Schuchman, John T. Simon and Cellular Infrastructure Supply, Inc.

Escrow Agreement dated as of March 27, 1997 by and between World Access, Inc., Cauthen & Feldman, P.A., Thomas R. Canham, Brian A. Schuchman and John T. Simon.

Registration Rights Agreement dated as of March 27, 1997 by and between World Access, Inc., Thomas R. Canham, Brian A. Schuchman and John T. Simon.

Agreement and Plan of Merger dated as of December 24, 1997 by and among World Access, Inc., Cellular Infrastructure Supply, Inc., Advanced Techcom Inc. and Ernest H. Lin.

Registration Rights Agreement dated January 29, 1998, by and among World Access, Inc. and the stockholders of Advanced Techcom, Inc.



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Escrow Agreement dated as of January 29, 1998, by and among World Access, Inc.,
Cellular Infrastructure Supply, Inc., Ernest H. Lin, individually and as attorney-in-fact for the former ATI Stockholders, and Cauthen & Feldman, P.A.

Agreement and Plan of Merger dated as of August 25, 1997 by and among World Access, Inc., Galaxy Personal Communications Services, Inc., Galaxy Acquisition Corp. and the shareholders of Galaxy Personal Communications Services, Inc.

Escrow Agreement dated as of August 25, 1997 by and between World Access, Inc. and the shareholders of Galaxy Personal Communications Services, Inc.

Registration Rights Agreement dated as of August 25, 1997 by and between World Access, Inc. and the shareholders of Galaxy Personal Communications Services, Inc.

Option Exchange Agreements dated as of December 31, 1997 between World Access, Inc. and the holders of certain options to acquire shares of common stock of NACT Telecommunications, Inc.